Exhibit 99.1

NEWS RELEASE

HECLA REPORTS FIRST QUARTER 2024 RESULTS

Cost and production guidance affirmed

For The Period Ended: March 31, 2024

For Release: May 8, 2024

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced first quarter 2024 financial and operating results.

FIRST QUARTER HIGHLIGHTS

Operational

•	Produced 4.2 million silver ounces, an increase of 43% over the fourth quarter of 2023 (“prior quarter”)
•	Lucky Friday completed ramp-up to full production with 1.1 million silver ounces produced.
•	Improved safety at Keno Hill - 41% improvement over the 2023 All-injury Frequency Rate (“AIFR”); increased throughput 29% over the prior quarter, produced 0.6 million ounces of silver.
•	2024 production and cost guidance reiterated.

Financial

•	Sales of $189.5 million, 44% from silver and 34% from gold.
•	Net loss applicable to common stockholders of $5.9 million or ($0.01) per share and adjusted net income applicable to common stockholders of $6.5 million or $0.01 per share.[1]
•	Consolidated silver total cost of sales of $108.2 million and cash cost and all-in sustaining cost (“AISC”) per silver ounce (each after by-product credits) of $4.78 and $13.10, respectively.[3,4]
•	Received $17.4 million in Lucky Friday fire related insurance proceeds.

Silver Nuggets*

•	Solar in 2023
•	Solar’s demand for silver reached 194 million ounces, up 64% over 2022.
•	16% of global silver demand is for solar, up from 7% in 2019.
•	Indian Silver Demand
•	Accounts for 19% of global silver demand and is at pre-pandemic levels.
•	February 2024 silver imports set a record, while the silver price in Indian rupees set an all-time high in April.

“The first quarter reflects an inflection point with the strong performance from Greens Creek, achieving full production at the Lucky Friday, and significant improvements in safety, environment, and production from Keno Hill,” said Phillips S. Baker Jr., President and CEO. “With this strong start to the year, we are well-positioned to achieve our production and cost guidance for 2024.”

Baker continued, “Silver demand for solar has been growing at a remarkable 17% annual growth rate over the past five years and is projected to continue. In India, buyers long known as being price sensitive, are importing silver in record quantities despite higher silver prices. Solar and India represent more than 35% of world demand and continues to grow.”

Baker concluded, “Hecla is the largest U.S. silver producer and is on track to be Canada’s largest this year. With silver production growth expected up to 20 million silver ounces by 2026, Hecla is the fastest growing established silver producer and should benefit from this strong and growing demand.”

*Source - World Silver Survey, 2024

FINANCIAL OVERVIEW

In the following table and throughout this release, “total cost of sales” is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; comparisons are made to the “prior quarter” which refers to the fourth quarter of 2023. In the ‘Operations Overview’ section, free cash flow for operations excludes hedging adjustments.2

In Thousands unless stated otherwise	1Q-2024	4Q-2023	3Q-2023	2Q-2023	1Q-2023	FY 2023
FINANCIAL AND PRODUCTION SUMMARY
Sales	$189,528	$160,690	$181,906	$178,131	$199,500	$720,227
Total cost of sales	$170,368	$153,825	$148,429	$140,472	$164,552	$607,278
Gross profit	$19,160	$6,865	$33,477	$37,659	$34,948	$112,949
Net loss applicable to common stockholders	$(5,891)	$(43,073)	$(22,553)	$(15,832)	$(3,311)	$(84,769)
Basic income (loss) per common share (in dollars)	$(0.01)	$(0.07)	$(0.04)	$(0.03)	$(0.01)	$(0.14)
Adjusted EBITDA[1]	$72,968	$32,907	$46,251	$67,740	$61,901	$208,799
Total Debt	$671,092					$662,815
Net Debt to Adjusted EBITDA[1]	2.7					2.7
Cash provided by operating activities	$17,080	$884	$10,235	$23,777	$40,603	$75,499
Capital Expenditures	$(47,589)	$(62,622)	$(55,354)	$(51,468)	$(54,443)	$(223,887)

Free Cash Flow[2]	$(30,509)	$(61,738)	$(45,119)	$(27,691)	$(13,840)	$(148,388)
Silver ounces produced	4,192,098	2,935,631	3,533,704	3,832,559	4,040,969	14,342,863
Silver payable ounces sold	3,481,884	2,847,591	3,142,227	3,360,694	3,604,494	12,955,006
Gold ounces produced	36,592	37,168	39,269	35,251	39,571	151,259
Gold payable ounces sold	32,189	33,230	36,792	31,961	39,619	141,602
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$4.78	$4.94	$3.31	$3.32	$2.14	$3.23
Silver AISC per ounce [4]	$13.10	$17.48	$11.39	$11.63	$8.96	$11.76
Gold cash costs per ounce [3]	$1,669	$1,702	$1,475	$1,658	$1,775	$1,652
Gold AISC per ounce [4]	$1,899	$1,969	$1,695	$2,147	$2,392	$2,048
Realized Prices
Silver, $/ounce	$24.77	$23.47	$23.71	$23.67	$22.62	$23.33
Gold, $/ounce	$2,094	$1,998	$1,908	$1,969	$1,902	$1,939
Lead, $/pound	$0.97	$1.09	$1.07	$0.99	$1.02	$1.03
Zinc, $/pound	$1.10	$1.39	$1.52	$1.13	$1.39	$1.35

Sales in the first quarter of 2024 increased by 18% to $189.5 million from the prior quarter due to higher sales volumes of all metals produced except gold and higher realized prices for silver and gold, partially offset by lower realized lead and zinc prices. The higher sales volumes are because of resuming production at Lucky Friday.

Gross profit increased to $19.2 million, an increase of 179%, with Lucky Friday back in operation.

Net loss applicable to common stockholders for the quarter was $5.9 million, a $37.2 million improvement, primarily due to:

●	Receipt of $17.4 million of Lucky Friday insurance proceeds included in other operating income.
●	Ramp-up and suspension costs decreased by $13.0 million to $14.5 million, with Lucky Friday’s restart.
●

A foreign exchange gain of $4.0 million, compared to a loss of $4.2 million, reflecting the impact of the U.S. dollar (“USD”) appreciation on Canadian dollar-denominated monetary assets and liabilities.

The above items were partly offset by:

●	Fair value adjustments, net, declined due to unrealized losses on both our derivative contracts not designated as accounting hedges, and marketable equity securities portfolio.
●	An income and mining tax provision compared to a benefit.

Consolidated silver total cost of sales in the first quarter increased by 19% to $108.2 million, due to the restart at Lucky Friday. Consolidated cash costs and AISC per silver ounce, each after by-product credits, were $4.78 and $13.10, respectively, and include costs of Greens Creek for the full quarter and those of Lucky Friday for February and March. The decrease in cash costs per ounce was due to higher silver production, higher by-product credits (attributable to the restart at Lucky Friday) partially offset by higher production costs. Consolidated AISC per silver ounce decreased due to lower sustaining capital spending at Greens Creek and Lucky Friday. 3,4

Consolidated gold total cost of sales was $58.3 million, and consistent with the prior quarter. Cash costs and AISC per gold ounce, each after by-product credits, were $1,669 and $1,899, respectively.3,4 The decrease in cash costs per ounce was attributable to lower labor costs partially offset by lower gold production at Casa Berardi, with AISC also impacted by lower sustaining capital spend.

Adjusted EBITDA for the quarter increased by 122% to $73.0 million primarily due to higher gross profit attributable to the production restart at Lucky Friday, and receipt of $17.4 million of Lucky Friday insurance proceeds.5 The Net Leverage Ratio, calculated as the ratio of net debt (calculated as long-term debt and finance leases less cash) to Adjusted EBITDA remained consistent at 2.7 due to higher net debt.5 Cash and cash equivalents at the end of the first quarter were $80.2 million and included $140 million drawn on the revolving credit facility. Borrowing on the revolving credit facility increased in the first quarter due to the working capital required by the Lucky Friday restart, ongoing ramp-up at Keno Hill, and the semi-annual interest payments on the Company’s senior unsecured notes. The Company expects the Net Leverage Ratio to return to the Company’s target of less than 2.0 in the next twelve months as Lucky Friday working capital returns to normal levels and the Company receives additional insurance proceeds.5

Cash provided by operating activities was $17.1 million and increased by $16.2 million primarily due to the resumption of full production at Lucky Friday, and the receipt of insurance proceeds, partially offset by unfavorable working capital changes.

Capital expenditures, decreased by 24% to $47.6 million, compared to $62.6 million with the decrease related to timing and completion of the majority of the rehabilitation and mitigation work related to the fire at the Lucky Friday in 2023. Capital investment of $8.8 million at Greens Creek was related to development, equipment purchases and surface projects. Capital investment at the other operations was as follows: (i) $13.3 million at Casa Berardi, primarily related to tailings construction activities, (ii) $15.0 million at Lucky Friday primarily attributable to development, and (iii) $10.3 million at Keno Hill, primarily related to underground development and mobile equipment purchases.

Free cash flow for the quarter was negative $30.5 million, compared to negative $61.7 million.2 The improvement in free cash flow was attributable to the Lucky Friday resuming operations, receipt of $17.4 million of Lucky Friday insurance proceeds and lower capital spend.

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to zinc and lead price changes in forecasted concentrate shipments. On March 31, 2024, the Company had contracts covering approximately 50% of the forecasted payable lead production from 2024 - 2025 at an average price of $0.98 per pound.

The Company also manages Canadian dollar (“CAD”) exposure through forward contracts. On March 31, 2024, the Company had hedged approximately 59% of forecasted Casa Berardi and Keno Hill CAD-denominated direct production costs through 2026 at an average CAD/USD rate of 1.32. The Company has also hedged approximately 26% of Casa Berardi and Keno Hill CAD-denominated total capital expenditures through 2026 at 1.35.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	1Q-2024	4Q-2023	3Q-2023	2Q-2023	1Q-2023	FY 2023
GREENS CREEK
Tons of ore processed	232,188	220,186	228,978	232,465	233,167	914,796
Total production cost per ton	$212.92	$223.98	$200.30	$194.94	$198.60	$204.20
Ore grade milled - Silver (oz./ton)	13.3	12.9	13.1	12.8	14.4	13.3
Ore grade milled - Gold (oz./ton)	0.09	0.09	0.09	0.10	0.08	0.09
Ore grade milled - Lead (%)	2.6	2.8	2.5	2.5	2.6	2.6
Ore grade milled - Zinc (%)	6.3	6.5	6.5	6.5	6.0	6.4
Silver produced (oz.)	2,478,594	2,260,027	2,343,192	2,355,674	2,772,859	9,731,752
Gold produced (oz.)	14,588	14,651	15,010	16,351	14,884	60,896
Lead produced (tons)	4,834	4,910	4,740	4,726	5,202	19,578
Zinc produced (tons)	13,062	12,535	13,224	13,255	12,482	51,496
Sales	$97,310	$93,543	$96,459	$95,891	$98,611	$384,504
Total cost of sales	$(69,857)	$(70,231)	$(60,322)	$(63,054)	$(66,288)	$(259,895)

Gross profit	$27,453	$23,312	$36,137	$32,837	$32,323	$124,609
Cash flow from operations	$28,706	$34,576	$36,101	$43,302	$43,346	$157,325
Exploration	$551	$1,324	$4,283	$1,760	$448	$7,815
Capital additions	$(8,827)	$(15,996)	$(12,060)	$(8,828)	$(6,658)	$(43,542)

Free cash flow [2]	$20,430	$19,904	$28,324	$36,234	$37,136	$121,598
Cash cost per ounce, after by-product credits [3]	$3.45	$4.94	$3.04	$1.33	$1.16	$2.53
AISC per ounce, after by-product credits [4]	$7.16	$12.00	$8.18	$5.34	$3.82	$7.14

Greens Creek produced 2.5 million ounces of silver during the quarter, an increase of 10%, while throughput for the quarter averaged 2,552 tons per day (“tpd”). Gold and lead production were consistent with the prior quarter, while zinc production increased 4%.

Sales in the quarter were $97.3 million, a 4% increase due to higher quantities of metals sold (silver, gold, and zinc), and higher realized prices for silver and gold, partially offset by lower realized lead and zinc prices. Total cost of sales was $69.9 million, consistent with the prior quarter. Cash costs and AISC per silver ounce, each after by-product credits, were $3.45 and $7.16, respectively, and decreased due to higher by-product credits (higher zinc production and higher realized prices for gold), higher silver production, and lower treatment charges. Lower AISC per silver ounce after by-product credits was also attributable to lower sustaining capital spend of $8.4 million ($15.2 million in prior quarter) due to timing of equipment purchases and lower capital development.3,4

Cash flow from operations was $28.7 million, a decrease of $5.9 million, primarily due to unfavorable working capital changes related to higher accounts receivables. Free cash flow for the quarter was $20.4 million, a slight increase as unfavorable working capital changes were offset by lower capital spend during the quarter.

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	1Q-2024	4Q-2023	3Q-2023	2Q-2023	1Q-2023	FY 2023
LUCKY FRIDAY
Tons of ore processed	86,234	5,164	36,619	94,043	95,303	231,129
Total production cost per ton	$233.10	$201.42	$191.81	$248.65	$210.72	$218.45
Ore grade milled - Silver (oz./ton)	12.9	12.7	13.6	14.3	13.8	14.0
Ore grade milled - Lead (%)	8.2	8.0	8.6	9.1	8.8	8.9
Ore grade milled - Zinc (%)	3.9	3.5	3.5	4.2	4.1	4.1
Silver produced (oz.)	1,061,065	61,575	475,414	1,286,666	1,262,464	3,086,119
Lead produced (tons)	6,689	372	2,957	8,180	8,034	19,543
Zinc produced (tons)	2,851	134	1,159	3,338	3,313	7,944
Sales	$35,340	$3,117	$21,409	$42,648	$49,110	$116,284
Total cost of sales	$(27,519)	$(3,117)	$(14,344)	$(32,190)	$(34,534)	$(84,185)
Gross profit	$7,821	$—	$7,065	$10,458	$14,576	$32,099
Cash flow from operations	$27,112	$(7,982)	$515	$18,893	$46,132	$57,558
Capital additions	$(14,988)	$(18,819)	$(15,494)	$(16,317)	$(14,707)	$(65,337)
Free cash flow [2]	$12,124	$(26,801)	$(14,979)	$2,576	$31,425	$(7,779)
Cash cost per ounce, after by-product credits [3]	$8.85	N/A	$4.74	$6.96	$4.30	$5.51
AISC per ounce, after by-product credits [4]	$17.36	N/A	$10.63	$14.24	$10.69	$12.21

Lucky Friday produced 1.1 million ounces of silver during the quarter following restart of production on January 9, 2024. The mine ramped-up to full production during the quarter.

Sales in the first quarter were $35.3 million, and total cost of sales was $27.5 million. Costs of $2.2 million were incurred prior to the restart of production and are included in ramp-up and suspension costs on the consolidated statement of operations. Cash costs and AISC per silver ounce, each after by-product credits, were $8.85 and $17.36 respectively, and were higher than the 2024 cost guidance for the mine due to the ramp-up to full production during the quarter.

Cash flow from operations was $27.1 million and includes the $17.4 million in insurance proceeds received during the quarter. The quarter was also impacted by unfavorable working capital changes related to increases in concentrate inventory and accounts receivable as the mine ramped-up operations to full production. The Company’s applicable underground sublimit coverage is $50 million, and it expects to receive the additional insurance proceeds throughout the year.

Capital expenditures for the quarter were $15.0 million and included capital development, mobile equipment purchases, and completion of the rehabilitation work related to the secondary egress and #2 shaft. Free cash flow for the quarter was $12.1 million, an increase of $38.9 million as the mine resumed operations and collected $17.4 million of insurance proceeds.2

Keno Hill - Yukon Territory

Dollars are in thousands except cost per ton	1Q-2024	4Q-2023	3Q-2023	2Q-2023	1Q-2023	FY-2023
KENO HILL
Tons of ore processed	25,165	19,651	24,616	12,064	—	56,331
Total production cost per ton	$132.42	$145.36	$88.97	$202.66	$—	$153.64
Ore grade milled - Silver (oz./ton)	26.3	31.7	33.0	20.2	—	27.7
Ore grade milled - Lead (%)	2.4	2.6	2.4	2.5	—	2.3
Ore grade milled - Zinc (%)	1.3	1.6	2.5	4.1	—	2.5
Silver produced (oz.)	646,312	608,301	710,012	184,264	—	1,502,577
Lead produced (tons)	576	481	327	417	—	1,225
Zinc produced (tons)	298	396	252	691	—	1,339
Sales	$10,847	$17,936	$16,001	$1,581	—	$35,518
Total cost of sales	$(10,847)	$(17,936)	$(16,001)	$(1,581)	—	$(35,518)
Gross profit	$—	$—	$—	$—	$—	$—
Cash flow from operations	$(13,334)	$1,181	$(6,200)	$(12,900)	$(6,324)	$(24,243)
Exploration	$498	$1,548	$1,653	$1,039	$437	$4,677
Capital additions	$(10,346)	$(12,549)	$(11,498)	$(3,505)	$(17,120)	$(44,672)
Free cash flow [2]	$(23,182)	$(9,820)	$(16,045)	$(15,366)	$(23,007)	$(64,238)

At Keno Hill, ramp-up to production continued and the mine produced 646,312 ounces of silver in the first quarter. Throughput in the quarter averaged 277 tpd, an increase of 29%, partially offset by lower silver grades, which were 26.3 ounces per ton.

The Keno Hill operation continues to ramp-up production by focusing on safety and environmental improvements by standardizing operating procedures, installing infrastructure, upgrading equipment, and executing our safety and environmental action plans. Keno Hill’s AIFR, one of several improving measures, declined 41% over 2023. While the Company’s safety and environmental programs focus on continuous performance improvement, the current action plans with the exception of some long-term infrastructure, are expected to be substantially completed before the end of the year.

Sales during the quarter were $10.8 million and decreased due to lower silver ounces sold due to timing. Ramp-up costs during the quarter were $8.7 million and are included in ramp-up and suspension costs on the consolidated statement of operations. Cash expenditures on production costs, including ramp-up costs, totaled $15.0 million for the quarter. Capital investments during the quarter were $10.3 million for underground and surface infrastructure, mine development, and mobile equipment purchases. The company is advancing the cemented tails batch plant, a critical infrastructure project, which will facilitate a change in the mining method at the Bermingham mine to underhand mining, which should improve safety and productivity. Construction of the project is expected to be completed in the fourth quarter with full conversion to underhand mining expected by the end of 2025.

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	1Q-2024	4Q-2023	3Q-2023	2Q-2023	1Q-2023	FY-2023
CASA BERARDI
Tons of ore processed - underground	123,123	104,002	112,544	94,124	110,245	420,915
Tons of ore processed - surface pit	258,503	251,009	231,075	224,580	318,909	1,025,573
Tons of ore processed - total	381,626	355,011	343,619	318,704	429,154	1,446,488
Surface tons mined - ore and waste	3,639,297	4,639,770	3,574,391	2,461,196	2,136,993	12,812,350
Total production cost per ton	$96.53	$108.20	$103.75	$97.69	$107.95	$104.75
Ore grade milled - Gold (oz./ton) - underground	0.137	0.124	0.133	0.137	0.127	0.129
Ore grade milled - Gold (oz./ton) - surface pit	0.039	0.056	0.058	0.045	0.046	0.050
Ore grade milled - Gold (oz./ton) - combined	0.070	0.065	0.072	0.063	0.058	0.050
Gold produced (oz.) - underground	13,707	11,206	12,416	10,226	11,788	45,636
Gold produced (oz.) - surface pit	8,297	11,311	11,843	8,675	12,898	44,727
Gold produced (oz.) - total	22,004	22,517	24,259	18,901	24,686	90,363
Silver produced (oz.) - total	6,127	5,730	5,084	5,956	5,645	22,415
Sales	$41,584	$42,822	$46,912	$36,946	$50,998	$177,678
Total cost of sales	$(58,260)	$(58,945)	$(56,822)	$(42,576)	$(62,998)	$(221,341)
Gross loss	$(16,676)	$(16,123)	$(9,910)	$(5,630)	$(12,000)	$(43,663)
Cash flow from operations	$3,186	$3,136	$7,877	$(8,148)	$(684)	$2,181
Exploration	$685	$635	$1,482	$1,107	$1,054	$4,278
Capital additions	$(13,316)	$(15,929)	$(16,225)	$(20,816)	$(17,086)	$(70,056)
Free cash flow [2]	$(9,445)	$(12,158)	$(6,866)	$(27,857)	$(16,716)	$(63,597)
Cash cost per ounce, after by-product credits [3]	$1,669	$1,702	$1,475	$1,658	$1,775	$1,652
AISC per ounce, after by-product credits [4]	$1,899	$1,969	$1,695	$2,147	$2,392	$2,048

Casa Berardi produced 22,004 ounces of gold in the quarter, in line with the prior quarter as a 7% increase in throughput and recoveries were offset by lower grades from the 160 pit. The mill operated at an average of 4,194 tpd during the quarter.

Sales were $41.6 million, a 3% decrease due to fewer ounces sold, largely offset by higher realized prices. Total cost of sales was $58.3 million, a 1% decline, primarily attributable to lower labor costs. Cash costs and AISC per gold ounce, each after by-product credits, were $1,669 and $1,899 respectively and decreased primarily due to lower production costs. AISC was further favorably impacted by planned lower sustaining capital spend. 3,4

Cash flow from operations was $3.2 million, consistent with the prior quarter. Capital investments for the quarter totaled $13.3 million ($4.9 million in sustaining and $8.4 million in non-sustaining) and were primarily related to construction costs for tailings facilities. Free cash flow for the quarter was negative $9.4 million and improved by $2.7 million due to lower capital spending.2

The mine continues to transition to a surface only operation. With the increase in gold prices, a stope-by-stope analysis is currently under review for the underground operations to evaluate the extension of underground mine-life. The Company will update the production and cost guidance if deemed necessary.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $4.3 million for the quarter. Exploration activities during the quarter primarily focused on underground definition and exploration drilling at Greens Creek, Keno Hill, and Casa Berardi.

At Keno Hill, underground definition drilling in the Bermingham Bear Zone continues to intersect high-grade silver mineralization over significant widths and highlights the potential for high-grade silver mineralization in the district. Intercepts within and in the hanging wall of the Footwall Vein have been particularly good, exceeding model expectations.

Assay highlights include (reported widths are estimates of true width):

•	Footwall Vein: 55.4 oz/ton silver, 5.5% lead, and 3.2% zinc over 40.7 feet
•	Includes: 62.0 oz/ton silver, 6.1% lead, and 3.6% zinc over 36.1 feet
•	Footwall Vein: 51.2 oz/ton silver, 7.3% lead, and 3.6% zinc over 39.7 feet
•	Includes: 184.1 oz/ton silver, 31.9% lead, and 2.1% zinc over 5.4 feet; and
•	Includes: 92.1 oz/ton silver, 9.9% lead, and 9.2% zinc over 10.1 feet

At Greens Creek, three underground definition and exploration drills are focusing on resource conversion and extending mineralization in five zones, including the 200 South, 9A, Southwest Bench, NWW, and Upper Plate ore zones.

At Casa Berardi, ongoing efforts continue to evaluate remaining underground stopes and extensions.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about June 11, 2024, to stockholders of record on May 24, 2024. The quarter realized silver price was $24.77, satisfying the criterion for the Company’s common stock silver-linked dividend policy component.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about July 1, 2024, to stockholders of record on June 14, 2024.

2024 GUIDANCE 6

The Company is reiterating its three-year production outlook and 2024 cost and capital guidance. For further details, please refer to the Company’s press release dated February 14, 2024.

2024 and Three-Year Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
2024 Greens Creek *	8.8 - 9.2	46.0 - 51.0	21.0 - 21.5	235 - 245
2024 Lucky Friday *	5.0 - 5.3	N/A	9.5 - 10.0	110 - 115
2024 Casa Berardi	N/A	75.0 - 82.0	6.5 - 7.2	75 - 82
2024 Keno Hill*	2.7 - 3.0	N/A	3.0 - 3.5	36 - 40

2024 Total	16.5 - 17.5	121.0 - 133.0	40.0 - 42.2	455 - 482
2025 Total	17.0 - 18.5	110.0 - 125.0	39.0 - 42.0	445 - 485
2026 Total	18.0 - 20.0	110.0 - 120.0	40.0 - 43.0	465 - 495

*	Equivalent ounces include Lead and Zinc production

2024 Cost Guidance

	Total costs of Sales (million)	Cash cost, after by- product credits, per silver/gold ounce[3]	AISC, after by-product credits, per produced silver/gold ounce[4]
Greens Creek	252	$3.50 - $4.00	$9.50 - $10.25
Lucky Friday	130	$2.50 - $3.25	$10.50 - 12.25
Total Silver	382	$3.00 - $3.75	$13.00 - $14.50
Casa Berardi	200	$1,500 - $1,700	$1,750 - $1,975

2024 Capital and Exploration Guidance

(millions)	Total	Sustaining	Growth
2024 Total Capital expenditures	$190 - $210	$122 - $132	$68 - $78
Greens Creek	$59 - $63	$56 - $58	$3 - $5
Lucky Friday	$45 - $50	$42 - $45	$3 - $5
Casa Berardi	$56 - $63	$14 - $17	$42 - $46
Keno Hill	$30 - $34	$10 - $12	$20 - $22
2024 Exploration	$25
2024 Pre-Development	$6.5

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Thursday, May 9, 2024, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that the participants dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-888-330-2391 or for international dialing 1-240-789-2702. The Conference ID is 4812168 and must be provided when dialing in. Hecla’s live and archived webcast can be accessed at https://events.q4inc.com/attendee/966615833 or www.hecla.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Thursday, May 9, from 12:00 p.m. to 1:30 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financial, Exploration, Operations, ESG or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2024-may-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) applicable to common stockholders is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net income (loss) applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital expenditures. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine’s operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (“AISC”), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net loss, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net loss, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(6) Expectations for 2024 include silver, gold, lead, and zinc production from Greens creek, Lucky Friday, Keno Hill, and Casa Berardi converted using gold $1,950/oz, silver $22.50/oz, zinc $1.20/lb, and lead $0.95/lb. Numbers are rounded.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Cautionary Statement Regarding Forward Looking Statements, Including 2024 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify forward-looking statements. Such forward-looking statements may include, without limitation: (i) the Company will achieve cost and production guidance; (ii) the Company will increase production up to 20 million ounces by 2026; (iii) the Company will be the largest silver producer in Canada in 2024; (iii) Net debt to Adjusted EBITDA ratio is expected to return to less than 2 in the next twelve months; (iv) $50 million in proceeds from the Company’s property insurance policy will be collected in 2024; (v) Casa Berardi’s guidance for production and costs might be affected by the surface or underground operations; (vi) Construction of cemented tails batch plant project is expected to be completed in the fourth quarter of 2024, which should improve safety and productivity at the Bermigham mine, and will facilitate the change of mining method to underhand mining by the end of 2025; (vii) silver’s solar demand will increase; (viii) total cost of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) for Greens creek, Lucky Friday, and Casa Berardi; (ix) Company-wide estimated spending on capital, exploration and predevelopment for 2024; and (x) Mine specific production outlook for 2024 and Company-wide production outlook for 2024, 2025 and 2026. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company’s 2023 Form 10-K filed on February 15, 2024 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP -Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries for each of the Company’s Greens Creek and Lucky Friday properties are filed as exhibits 96.1 and 96.2 respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and are available at www.sec.gov. A Technical Report Summary for each of the Company’s Casa Berardi and Keno Hill properties were filed as exhibits 96.3 and 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed on February 15, 2024 and will then be available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi is contained in its Technical Report Summary titled “Technical Report Summary on the Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023 and are contained in its NI 43-101 technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023, (iv) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and are contained its NI 43-101 technical report titled “Technical Report on Updated Mineral Resource and Reserve Estimate of the Keno Hill Silver District” effective date December 31, 2023, and (v) the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included or to be included in each technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Anvita M. Patil

Vice President - Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Loss

(dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended	Fourth Quarter Ended
	March 31, 2024	December 31, 2023
Sales of products	$189,528	$160,690

Cost of sales and other direct production costs	121,461	112,988
Depreciation, depletion and amortization	48,907	40,837

Total cost of sales	170,368	153,825

Gross profit	19,160	6,865

Other operating expenses:
General and administrative	11,216	12,273
Exploration and pre-development	4,342	6,966
Ramp-up and suspension costs	14,523	27,568
Provision for closed operations and environmental matters	986	1,164
Other operating (income) expense, net	(16,971)	1,291

	14,096	49,262

Income (loss) from operations	5,064	(42,397)

Other (expense) income:
Interest expense	(12,644)	(12,133)
Fair value adjustments, net	(1,852)	8,699
Foreign exchange gain (loss)	3,982	(4,244)
Other income	1,512	1,458

	(9,002)	(6,220)

Loss before income and mining taxes	(3,938)	(48,617)
Income and mining tax provision	(1,815)	5,682

Net loss	(5,753)	(42,935)
Preferred stock dividends	(138)	(138)

Net loss applicable to common stockholders	$(5,891)	$(43,073)

Basic and diluted loss per common share after preferred dividends (in cents)	$(0.01)	$(0.07)

Weighted average number of common shares outstanding basic	616,199	610,547

Weighted average number of common shares outstanding diluted	616,199	610,547

HECLA MINING COMPANY

Condensed Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	First Quarter Ended	Fourth Quarter Ended
	March 31, 2024	December 31, 2023
OPERATING ACTIVITIES
Net loss	$(5,753)	$(42,935)
Non-cash elements included in net loss
Depreciation, depletion and amortization	51,226	51,967
Inventory adjustments	7,671	4,487
Fair value adjustments, net	1,852	(8,699)
Provision for reclamation and closure costs	1,846	1,853
Stock compensation	1,164	1,476
Deferred income taxes	(416)	(6,910)
Foreign exchange (gain) loss	(3,982)	4,244
Other non-cash items, net	519	1,470
Change in assets and liabilities:
Accounts receivable	(17,864)	113
Inventories	(18,746)	304
Other current and non-current assets	5,238	(17,411)
Accounts payable, accrued and other current liabilities	(8,819)	2,987
Accrued payroll and related benefits	5,498	6,262
Accrued taxes	2,085	437
Accrued reclamation and closure costs and other non-current liabilities	(4,439)	1,239

Cash provided by operating activities	17,080	884
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(47,589)	(62,622)
Proceeds from disposition of properties, plants, equipment and mineral interests	47	1,169
Purchases of investments	—	(7,209)
Acquisition, net	—	228

Net cash used in investing activities	(47,542)	(68,434)
FINANCING ACTIVITIES
Proceeds from sale of common stock, net	1,103	30,796
Acquisition of treasury stock	(1,197)	—
Borrowing of debt	27,000	120,000
Repayment of debt	(15,000)	(72,000)
Dividends paid to common and preferred stockholders	(3,994)	(3,958)
Repayments of finance leases	(3,033)	(2,615)

Net cash provided by financing activities	4,879	72,223

Effect of exchange rates on cash	(624)	1,018
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(26,207)	5,691
Cash, cash equivalents and restricted cash at beginning of period	107,539	101,848

Cash, cash equivalents and restricted cash at end of period	$81,332	$107,539

HECLA MINING COMPANY

Condensed Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$80,169	$106,374
Accounts receivable	50,275	33,116
Inventories	102,132	93,647
Other current assets	22,674	27,125

Total current assets	255,250	260,262
Investments	32,873	33,724
Restricted cash	1,163	1,165
Properties, plants, equipment and mineral interests, net	2,663,155	2,666,250
Operating lease right-of-use assets	9,187	8,349
Other non-current assets	32,630	41,354

Total assets	$2,994,258	$3,011,104

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$129,177	$123,643
Finance leases	8,610	9,752
Accrued reclamation and closure costs	9,660	9,660
Accrued interest	5,190	14,405

Total current liabilities	152,637	157,460
Accrued reclamation and closure costs	111,668	110,797
Long-term debt including finance leases	662,482	653,063
Deferred tax liability	98,011	104,835
Other non-current liabilities	10,830	16,845

Total liabilities	1,035,628	1,043,000

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	156,447	156,076
Capital surplus	2,350,249	2,343,747
Accumulated deficit	(513,608)	(503,861)
Accumulated other comprehensive income, net	434	5,837
Treasury stock	(34,931)	(33,734)

Total stockholders’ equity	1,958,630	1,968,104

Total liabilities and stockholders’ equity	$2,994,258	$3,011,104

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three months ended March 31, 2024, September 30, 2023, June 30, 2023 March 31, 2023 and the three months and year ended December 31, 2023.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine’s operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines’ net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2024					Three Months Ended December 31, 2023					Twelve Months Ended December 31, 2023

	Greens Creek	Lucky Friday	Keno Hill(4)	Corporate and other(2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill(4)	Corporate and other(2)	Total Silver	Greens Creek	Lucky Friday(2)	Keno Hill(4)	Corporate and other(2)	Total Silver

Total cost of sales	$69,857	$27,519	$10,847	$—	$108,223	$70,231	$3,117	$17,936	$—	$91,284	$259,895	$84,185	$35,518	$—	$379,598
Depreciation, depletion and amortization	(14,443)	(7,911)	(3,602)	—	(25,956)	(15,438)	(584)	(2,068)	—	(18,090)	(53,995)	(24,325)	(4,277)	—	(82,597)
Treatment costs	9,724	3,223	—	—	12,947	9,873	149	(76)	—	9,946	40,987	10,981	1,070	—	53,038
Change in product inventory	(2,196)	611	—	—	(1,585)	(1,787)	(1,851)	—	—	(3,638)	(4,266)	(5,164)	—	—	(9,430)
Reclamation and other costs	(655)	(102)	—	—	(757)	(534)	—	—	—	(534)	(748)	(826)	—	—	(1,574)
Exclusion of Lucky Friday cash costs (5)	—	(3,634)	—	—	(3,634)	—	(831)	—	—	(831)	—	(851)	—	—	(851)
Exclusion of Keno Hill cash costs (4)	—	—	(7,245)	—	(7,245)	—	—	(15,792)	—	(15,792)	—	—	(32,311)	—	(32,311)

Cash Cost, Before By-product Credits (1)	62,287	19,706	—	—	81,993	62,345	—	—	—	62,345	241,873	64,000	—	—	305,873
Reclamation and other costs	785	222	—	—	1,007	723	—	—	—	723	2,889	671	—	—	3,560
Sustaining capital	8,416	12,051	—	66	20,533	15,249	14,768	—	97	30,114	41,935	39,019	—	928	81,882
Exclusion of Lucky Friday sustaining costs (5)	—	(5,396)	—	—	(5,396)	—	(14,768)	—	—	(14,768)	—	(19,702)	—	—	(19,702)
General and administrative	—	—	—	11,216	11,216	—	—	—	12,273	12,273	—	—	—	42,722	42,722

AISC, Before By-product Credits (1)	71,488	26,583	—	11,282	109,353	78,317	—	—	12,370	90,687	286,697	83,988	—	43,650	414,335
By-product credits:
Zinc	(20,206)	(4,785)	—	—	(24,991)	(18,499)	(223)	—	—	(18,722)	(83,454)	(14,507)	—	—	(97,961)
Gold	(26,551)	—	—	—	(26,551)	(25,418)	—	—	—	(25,418)	(104,507)	—	—	—	(104,507)
Lead	(6,980)	(11,720)	—	—	(18,700)	(7,282)	(667)	—	—	(7,949)	(29,284)	(34,620)	—	—	(63,904)
Exclusion of Lucky Friday by-product credits (5)	—	3,943	—	—	3,943	—	890	—	—	890	—	1,566	—	—	1,566

Total By-product credits	(53,737)	(12,562)	—	—	(66,299)	(51,199)	—	—	—	(51,199)	(217,245)	(47,561)	—	—	(264,806)

Cash Cost, After By-product Credits	$8,550	$7,144	$—	$—	$15,694	$11,146	$—	$—	$—	$11,146	$24,628	$16,439	$—	$—	$41,067

AISC, After By-product Credits	$17,751	$14,021	$—	$11,282	$43,054	$27,118	$—	$—	$12,370	$39,488	$69,452	$36,427	$—	$43,650	$149,529

Ounces produced	2,479	1,061			3,540	2,260	62			2,322	9,732	3,086			12,818
Exclusion of Lucky Friday ounces produced (8)	—	(253)			(253)	—	(62)			(62)	—	(103)			(103)

Divided by ounces produced	2,479	808			3,287	2,260	—			2,260	9,732	2,983			12,715
Cash Cost, Before By-product Credits, per Silver Ounce	$25.13	$24.41			$24.95	$27.59	N/A			$27.59	$24.85	$21.45			$24.06
By-product credits per ounce	(21.68)	(15.56)			(20.17)	(22.65)	N/A			(22.65)	(22.32)	(15.94)			(20.83)

Cash Cost, After By-product Credits, per Silver Ounce	$3.45	$8.85			$4.78	$4.94	N/A			$4.94	$2.53	$5.51			$3.23

AISC, Before By-product Credits, per Silver Ounce	$28.84	$32.92			$33.27	$34.65	N/A			$40.13	$29.46	$28.15			$32.59
By-product credits per ounce	(21.68)	(15.56)			(20.17)	(22.65)	N/A			(22.65)	(22.32)	(15.94)			(20.83)

AISC, After By-product Credits, per Silver Ounce	$7.16	$17.36			$13.10	$12.00	N/A			$17.48	$7.14	$12.21			$11.76

In thousands (except per ounce amounts)	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023
	Gold - Casa Berardi	Other(3)	Total Gold and Other	Gold - Casa Berardi	Other(3)	Total Gold and Other	Gold - Casa Berardi	Other(3)	Total Gold and Other
Total cost of sales	$58,260	$3,885	$62,145	$58,945	$3,596	$62,541	$221,341	$6,339	$227,680
Depreciation, depletion and amortization	(22,951)	—	(22,951)	(22,749)	2	(22,747)	(66,037)	(140)	(66,177)
Treatment costs	24	—	24	37	—	37	1,109	0	1,109
Change in product inventory	1,739	—	1,739	2,432	—	2,432	(2,913)	—	(2,913)
Reclamation and other costs	(209)	—	(209)	(216)	—	(216)	(871)	—	(871)
Exclusion of Casa Berardi cash costs (6)	—	—	—	—	—	—	(2,851)	—	(2,851)
Exclusion of Other Costs	—	(3,885)	(3,885)	—	(3,598)	(3,598)	—	(6,199)	(6,199)

Cash Cost, Before By-product Credits (1)	36,863	—	36,863	38,449	—	38,449	149,778	—	149,778
Reclamation and other costs	209	—	209	216	—	216	871	—	871
Sustaining capital	4,861	—	4,861	5,796	—	5,796	34,971	—	34,971

AISC, Before By-product Credits (1)	41,933	—	41,933	44,461	—	44,461	185,620	—	185,620
By-product credits:
Silver	(143)	—	(143)	(132)	—	(132)	(522)	—	(522)

Total By-product credits	(143)	—	(143)	(132)	—	(132)	(522)	—	(522)

Cash Cost, After By-product Credits	$36,720	$—	$36,720	$38,317	$—	$38,317	$149,256	$—	$149,256

AISC, After By-product Credits	$41,790	$—	$41,790	$44,329	$—	$44,329	$185,098	$—	$185,098

Divided by gold ounces produced	22	—	22	23		23	90		90
Cash Cost, Before By-product Credits, per Gold Ounce	$1,675	$—	$1,675	$1,708		$1,708	$1,658	$—	$1,658
By-product credits per ounce	(6)	—	(6)	(6)		(6)	(6)	—	(6)

Cash Cost, After By-product Credits, per Gold Ounce	$1,669	$—	$1,669	$1,702		$1,702	$1,652	$—	$1,652

AISC, Before By-product Credits, per Gold Ounce	$1,905	$—	$1,905	$1,975		$1,975	$2,054	$—	$2,054
By-product credits per ounce	(6)	—	(6)	(6)		(6)	(6)	—	(6)

AISC, After By-product Credits, per Gold Ounce	$1,899	$—	$1,899	$1,969		$1,969	$2,048	$—	$2,048

In thousands (except per ounce amounts)	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$108,223	$62,145	$170,368	$91,284	$62,541	$153,825	$379,598	$227,680	$607,278
Depreciation, depletion and amortization	(25,956)	(22,951)	(48,907)	(18,090)	(22,747)	(40,837)	(82,597)	(66,177)	(148,774)
Treatment costs	12,947	24	12,971	9,946	37	9,983	53,038	1,109	54,147
Change in product inventory	(1,585)	1,739	154	(3,638)	2,432	(1,206)	(9,430)	(2,913)	(12,343)
Reclamation and other costs	(757)	(209)	(966)	(534)	(216)	(750)	(1,574)	(871)	(2,445)
Exclusion of Lucky Friday cash costs (5)	(3,634)	—	(3,634)	(831)	—	(831)	(851)	—	(851)
Exclusion of Keno Hill cash costs (4)	(7,245)	—	(7,245)	(15,792)	—	(15,792)	(32,311)	—	(32,311)
Exclusion of Casa Berardi cash costs (6)	—	—	—	—	—	—	—	(2,851)	(2,851)
Exclusion of Other Costs	—	(3,885)	(3,885)	—	(3,598)	(3,598)	—	(6,199)	(6,199)

Cash Cost, Before By-product Credits (1)	81,993	36,863	118,856	62,345	38,449	100,794	305,873	149,778	455,651
Reclamation and other costs	1,007	209	1,216	723	216	939	3,560	871	4,431
Sustaining capital	20,533	4,861	25,394	30,114	5,796	35,910	81,882	34,971	116,853
Exclusion of Lucky Friday sustaining costs (5)	(5,396)	—	(5,396)	(14,768)	—	(14,768)	(19,702)	—	(19,702)
General and administrative	11,216	—	11,216	12,273	—	12,273	42,722	—	42,722

AISC, Before By-product Credits (1)	109,353	41,933	151,286	90,687	44,461	135,148	414,335	185,620	599,955
By-product credits:
Zinc	(24,991)	—	(24,991)	(18,722)	—	(18,722)	(97,961)	—	(97,961)
Gold	(26,551)	—	(26,551)	(25,418)	—	(25,418)	(104,507)	—	(104,507)
Lead	(18,700)	—	(18,700)	(7,949)	—	(7,949)	(63,904)	—	(63,904)
Silver	—	(143)	(143)	—	(132)	(132)	—	(522)	(522)
Exclusion of Lucky Friday by-product credits (5)	3,943	—	3,943	890	—	890	1,566	—	1,566

Total By-product credits	(66,299)	(143)	(66,442)	(51,199)	(132)	(51,331)	(264,806)	(522)	(265,328)

Cash Cost, After By-product Credits	$15,694	$36,720	$52,414	$11,146	$38,317	$49,463	$41,067	$149,256	$190,323

AISC, After By-product Credits	$43,054	$41,790	$84,844	$39,488	$44,329	$83,817	$149,529	$185,098	$334,627

Ounces produced	3,540	22		2,322	23		12,818	90
Exclusion of Lucky Friday ounces produced (5)	(253)	—		(62)	—		(103)	—

Divided by ounces produced	3,287	22		2,260	23		12,715	90
Cash Cost, Before By-product Credits, per Ounce	$24.95	$1,675		$27.59	$1,708		$24.06	$1,658
By-product credits per ounce	(20.17)	(6)		(22.65)	(6)		(20.83)	(6)

Cash Cost, After By-product Credits, per Ounce	$4.78	$1,669		$4.94	$1,702		$3.23	$1,652

AISC, Before By-product Credits, per Ounce	$33.27	$1,905		$40.13	$1,975		$32.59	$2,054
By-product credits per ounce	(20.17)	(6)		(22.65)	(6)		(20.83)	(6)

AISC, After By-product Credits, per Ounce	$13.10	1,899		$17.48	1,969		$11.76	2,048

In thousands (except per ounce amounts)	Three Months Ended September 30, 2023					Three Months Ended June 30, 2023					Three Months Ended March 31, 2023
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate(2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate(2)	Total Silver	Greens Creek	Lucky Friday	Corporate and other(2)	Total Silver
Total cost of sales	$60,322	$14,344	$16,001	$—	$90,667	$63,054	$32,190	$1,581	$—	$96,825	$66,288	$34,534	$—	$100,822
Depreciation, depletion and amortization	(11,015)	(4,306)	(1,948)	—	(17,269)	(13,078)	(8,979)	(261)	—	(22,318)	(14,464)	(10,455)	—	(24,919)
Treatment costs	10,369	1,368	1,033	—	12,770	10,376	4,187	113	—	14,676	10,368	5,277	—	15,645
Change in product inventory	377	(2,450)	—	—	(2,073)	(1,242)	1,546		—	304	(1,615)	(2,409)	—	(4,024)
Reclamation and other costs	(348)	(168)	—	—	(516)	263	(250)		—	13	(129)	(409)	—	(538)
Exclusion of Lucky Friday cash costs (5)	—	(20)	—		(20)
Exclusion of Keno Hill cash costs (4)	—	—	(15,086)	—	(15,086)	—	—	(1,433)	—	(1,433)	—	—	—	—

Cash Cost, Before By-product Credits (1)	59,705	8,768	—	—	68,473	59,373	28,694	—	—	88,067	60,448	26,538	—	86,986
Reclamation and other costs	722	101	—	—	823	722	285	—	—	1,007	722	285	—	1,007
Sustaining capital	11,330	7,386	—	237	18,953	8,714	9,081	—	688	18,483	6,641	7,784	—	14,425
Exclusion of Lucky Friday sustaining costs (5)	—	(4,934)		—	(4,934)
General and administrative	—	—	—	7,596	7,596	—	—	—	10,783	10,783	—	—	12,070	12,070

AISC, Before By-product Credits (1)	71,757	11,321	—	7,833	90,911	68,809	38,060	—	11,471	118,340	67,811	34,607	12,070	114,488
By-product credits:
Zinc	(20,027)	(2,019)	—	—	(22,046)	(20,923)	(5,448)	—	—	(26,371)	(24,005)	(6,816)	—	(30,821)
Gold	(25,344)	—	—	—	(25,344)	(28,458)	—	—	—	(28,458)	(25,286)	—	—	(25,286)
Lead	(7,201)	(5,368)	—	—	(12,569)	(6,860)	(14,287)	—	—	(21,147)	(7,942)	(14,299)	—	(22,241)
Exclusion of Lucky Friday by-product credits (5)	—	676			676

Total By-product credits	(52,572)	(6,711)	—	—	(59,283)	(56,241)	(19,735)	—	—	(75,976)	(57,233)	(21,115)	—	(78,348)

Cash Cost, After By-product Credits	$7,133	$2,057	$—	$—	$9,190	$3,132	$8,959	$—	$—	$12,091	$3,215	$5,423	$—	$8,638

AISC, After By-product Credits	$19,185	$4,610	$—	$7,833	$31,628	$12,568	$18,325	$—	$11,471	$42,364	$10,578	$13,492	$12,070	$36,140

Ounces produced	2,343	475			2,818	2,356	1,287			3,642	2,773	1,262		4,035
Exclusion of Lucky Friday ounces produced (5)	—	(41)			(41)

Divided by ounces produced	2,343	434			2,777	2,356	1,287			3,642	2,773	1,262		4,035
Cash Cost, Before By-product Credits, per Silver Ounce	$25.48	$20.20			$24.66	$25.20	$22.30			$24.18	$21.80	$21.03		$21.56
By-product credits per ounce	(22.44)	(15.46)			(21.35)	(23.87)	(15.34)			(20.86)	(20.64)	(16.73)		(19.42)

Cash Cost, After By-product Credits, per Silver Ounce	$3.04	$4.74			$3.31	$1.33	$6.96			$3.32	$1.16	$4.30		$2.14

AISC, Before By-product Credits, per Silver Ounce	$30.62	$26.09			$32.74	$29.21	$29.58			$32.49	$24.46	$27.42		$28.38
By-product credits per ounce	(22.44)	(15.46)			(21.35)	(23.87)	(15.34)			(20.86)	(20.64)	(16.73)		(19.42)

AISC, After By-product Credits, per Silver Ounce	$8.18	$10.63			$11.39	$5.34	$14.24			$11.63	$3.82	$10.69		$8.96

In thousands (except per ounce amounts)	Three Months Ended September 30, 2023			Three Months Ended June 30, 2023			Three Months Ended March 31, 2023
	Gold - Casa Berardi	Other(3)	Total Gold and Other	Gold - Casa Berardi	Other(3)	Total Gold and Other	Gold - Casa Berardi	Other(3)	Total Gold and Other
Total cost of sales	$56,822	$940	$57,762	$42,576	$1,071	$43,647	$62,998	$732	$63,730
Depreciation, depletion and amortization	(18,980)	32	(18,948)	(10,272)	(127)	(10,399)	(14,036)	(47)	(14,083)
Treatment costs	254	—	254	351	—	351	467	0	467
Change in product inventory	(1,977)	—	(1,977)	(951)	—	(951)	(2,417)	—	(2,417)
Reclamation and other costs	(219)	—	(219)	(219)	—	(219)	(217)	—	(217)
Exclusion of Casa Berardi cash costs (6)	—	—	—	—	—	—	(2,851)		(2,851)
Exclusion of Other costs	—	(972)	(972)	—	(944)	(944)	—	(685)	(685)

Cash Cost, Before By-product Credits (1)	35,900	—	35,900	31,485	—	31,485	43,944	—	43,944
Reclamation and other costs	219	—	219	219	—	219	217	—	217
Sustaining capital	5,133	—	5,133	9,025	—	9,025	15,015	—	15,015

AISC, Before By-product Credits (1)	41,252	—	41,252	40,729	—	40,729	59,176	—	59,176
By-product credits:
Silver	(119)	—	(119)	(144)	—	(144)	(127)	—	(127)

Total By-product credits	(119)	—	(119)	(144)	—	(144)	(127)	—	(127)

Cash Cost, After By-product Credits	$35,781	$—	$35,781	$31,341	$—	$31,341	$43,817	$—	$43,817

AISC, After By-product Credits	$41,133	$—	$41,133	$40,585	$—	$40,585	$59,049	$—	$59,049

Divided by gold ounces produced	24	—	24	19	—	19	25	—	25
Cash Cost, Before By-product Credits, per Gold Ounce	$1,480	$—	$1,480	$1,666	$—	$1,666	$1,780	$—	$1,780
By-product credits per ounce	(5)	—	(5)	(8)	—	(8)	(5)	—	(5)

Cash Cost, After By-product Credits, per Gold Ounce	$1,475	$—	$1,475	$1,658	$—	$1,658	$1,775	$—	$1,775

AISC, Before By-product Credits, per Gold Ounce	$1,700	$—	$1,700	$2,155	$—	$2,155	$2,397	$—	$2,397
By-product credits per ounce	(5)	—	(5)	(8)	—	(8)	(5)	—	(5)

AISC, After By-product Credits, per Gold Ounce	$1,695	$—	$1,695	$2,147	$—	$2,147	$2,392	$—	$2,392

In thousands (except per ounce amounts)	Three Months Ended September 30, 2023			Three Months Ended June 30, 2023			Three Months Ended March 31, 2023
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$90,667	$57,762	$148,429	$96,825	$43,647	$140,472	$100,822	$63,730	$164,552
Depreciation, depletion and amortization	(17,269)	(18,948)	(36,217)	(22,318)	(10,399)	(32,717)	$(24,919)	(14,083)	(39,002)
Treatment costs	12,770	254	13,024	14,676	351	15,027	$15,645	467	16,112
Change in product inventory	(2,073)	(1,977)	(4,050)	304	(951)	(647)	$(4,024)	(2,417)	(6,441)
Reclamation and other costs	(516)	(219)	(735)	13	(219)	(206)	$(538)	(217)	(755)
Exclusion of Lucky Friday cash costs (5)	(20)		(20)			—			—
Exclusion of Keno Hill cash costs (4)	(15,086)		(15,086)	(1,433)		(1,433)			—
Exclusion of Casa Berardi cash costs (6)	—	—	—	—	—	—	—	(2,851)	(2,851)
Exclusion of Other costs	—	(972)	(972)	—	(944)	(944)	—	(685)	(685)

Cash Cost, Before By-product Credits (1)	68,473	35,900	104,373	88,067	31,485	119,552	86,986	43,944	130,930
Reclamation and other costs	823	219	1,042	1,007	219	1,226	1,007	217	1,224
Sustaining capital	18,953	5,133	24,086	18,483	9,025	27,508	14,425	15,015	29,440
Exclusion of Lucky Friday sustaining costs	(4,934)		(4,934)
General and administrative	7,596	—	7,596	10,783	—	10,783	12,070	—	12,070

AISC, Before By-product Credits (1)	90,911	41,252	132,163	118,340	40,729	159,069	114,488	59,176	173,664
By-product credits:
Zinc	(22,046)	—	(22,046)	(26,371)	—	(26,371)	(30,821)	—	(30,821)
Gold	(25,344)	—	(25,344)	(28,458)	—	(28,458)	(25,286)	—	(25,286)
Lead	(12,569)	—	(12,569)	(21,147)	—	(21,147)	(22,241)	—	(22,241)
Silver	—	(119)	(119)		(144)	(144)		(127)	(127)
Exclusion of Lucky Friday byproduct credits (5)	676	—	676			—			—

Total By-product credits	(59,283)	(119)	(59,402)	(75,976)	(144)	(76,120)	(78,348)	(127)	(78,475)

Cash Cost, After By-product Credits	$9,190	$35,781	$44,971	$12,091	$31,341	$43,432	$8,638	$43,817	$52,455

AISC, After By-product Credits	$31,628	$41,133	$72,761	$42,364	$40,585	$82,949	$36,140	$59,049	$95,189

Ounces produced	2,818	24		3,642	19		4,035	25
Exclusion of Lucky Friday ounces produced (8)	(41)	—		—	—		—	—

Divided by ounces produced	2,777	24		3,642	19
Cash Cost, Before By-product Credits, per Ounce	$24.66	$1,480		$24.18	1,666		$21.56	$1,780
By-product credits per ounce	(21.35)	(5)		(20.86)	(8)		(19.42)	(5)

Cash Cost, After By-product Credits, per Ounce	$3.31	$1,475		$3.32	$1,658		$2.14	$1,775

AISC, Before By-product Credits, per Ounce	$32.74	$1,700		$32.49	$2,155		$28.38	$2,397
By-product credits per ounce	(21.35)	(5)		(20.86)	(8)		(19.42)	(5)

AISC, After By-product Credits, per Ounce	$11.39	$1,695		$11.63	$2,147		$8.96	$2,392

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.
(3)

Other includes $3.9 million, $3.6 million, $0.9 million, $0.4 million and $0.4 million of total cost of sales for the three months ended March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023, and March 31, 2023 respectively and $5.3 million for the year ended December 31, 2023, related to the environmental services business acquired as part of the Alexco acquisition.

(4)

Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(5)

Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(6)

During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

2024 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2024

	Greens Creek	Lucky Friday	Corporate(2)	Total Silver	Casa Berardi	Total Gold
Total cost of sales	$252,000	$129,400	$—	$381,400	$205,000	$205,000
Depreciation, depletion and amortization	(53,000)	(36,400)	—	(89,400)	(79,800)	(79,800)
Treatment costs	38,000	15,700	—	53,700	200	200
Change in product inventory	2,500	—	—	2,500	(900)	(900)
Reclamation and other costs	400	—	—	400	—	—

Cash Cost, Before By-product Credits (1)	239,900	108,700	—	348,600	124,500	124,500
Reclamation and other costs	1,500	1,100	—	2,600	900	900
Sustaining capital	56,000	43,400	—	99,400	13,500	13,500
General and administrative	—		48,600	48,600	—	—

AISC, Before By-product Credits (1)	297,400	153,200	48,600	499,200	138,900	138,900
By-product credits:
Zinc	(90,000)	(27,300)		(117,300)	—	—
Gold	(86,000)	—		(86,000)	—	—
Lead	(32,000)	(67,400)		(99,400)	—	—
Silver	0	0		—	(400)	(400)

Total By-product credits	(208,000)	(94,700)	—	(302,700)	(400)	(400)

Cash Cost, After By-product Credits	$31,900	$14,000	$—	$45,900	$124,100	$124,100

AISC, After By-product Credits	$89,400	$58,500	$48,600	$196,500	$138,500	$138,500

Divided by silver ounces produced	9,000	5,100		14,100	78.5	78.5
Cash Cost, Before By-product Credits, per Silver Ounce	$26.66	$21.31		$24.72	$1,586	$1,586
By-product credits per silver ounce	(23.11)	(18.57)		(21.47)	(5)	(5)

Cash Cost, After By-product Credits, per Silver Ounce	$3.54	$2.75		$3.26	$1,581	$1,581

AISC, Before By-product Credits, per Silver Ounce	$33.04	$30.04		$35.40	$1,769	$1,769
By-product credits per silver ounce	(23.11)	(18.57)		(21.47)	(5)	(5)

AISC, After By-product Credits, per Silver Ounce	$9.93	$11.47		$13.94	$1,764	$1,764

•

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

•	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

Reconciliation of Net Loss (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or “LTM adjusted EBITDA”), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of properties, plants, equipment and mineral interests, foreign exchange gains and losses, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	1Q-2024	4Q-2023	3Q-2023	2Q-2023	1Q-2023	LTM March 31, 2024	FY 2023
Net loss	$(5,753)	$(42,935)	$(22,415)	$(15,694)	$(3,173)	$(86,797)	$(84,217)
Interest expense	12,644	12,133	10,710	10,311	10,165	$45,798	$43,319
Income and mining tax expense (benefit)	1,815	(5,682)	(1,500)	5,162	3,242	$(205)	$1,222
Depreciation, depletion and amortization	51,226	51,967	37,095	34,718	39,892	175,006	$163,672
Ramp-up and suspension costs	12,297	23,814	21,025	16,323	11,336	73,459	$72,498
Loss (gain) on disposition of properties, plants, equipment, and mineral interests	69	1,043	(119)	(75)	—	918	$849
Foreign exchange (gain) loss	(3,982)	4,244	(4,176)	3,850	(108)	(64)	$3,810
Fair value adjustments, net	1,852	(8,699)	6,397	2,558	(3,181)	2,108	$(2,925)
Provisional price (gains) losses	(3,533)	(5,930)	(8,064)	(2,143)	(2,093)	(19,670)	$(18,230)
Provision for closed operations and environmental matters	986	1,164	2,256	3,111	1,044	7,517	$7,575
Stock-based compensation	1,164	1,476	2,434	1,498	1,190	6,572	$6,598
Inventory adjustments	7,671	4,487	8,814	2,997	4,521	23,969	$20,819
Monetization of zinc hedges	(1,977)	(3,753)	(5,582)	5,467	(579)	(5,845)	$(4,447)
Other	(1,511)	(422)	(624)	(343)	(355)	(2,900)	$(1,744)

Adjusted EBITDA	$72,968	$32,907	$46,251	$67,740	$61,901	$219,866	$208,799

Total debt						$671,092	$662,815
Less: Cash and cash equivalents						80,169	106,374

Net debt						$590,923	$556,441

Net debt/LTM adjusted EBITDA (non-GAAP)						2.7	2.7

Reconciliation of Net Loss Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	1Q-2024	4Q-2023	3Q-2023	2Q-2023	1Q-2023	FY 2023
Net loss applicable to common stockholders	$(5,891)	$(43,073)	$(22,553)	$(15,832)	$(3,311)	$(84,769)
Adjusted for items below:
Fair value adjustments, net	1,852	(8,699)	6,397	2,558	(3,181)	(2,925)
Provisional pricing (gains) losses	(3,533)	(5,930)	(8,064)	(2,143)	(2,093)	(18,230)
Environmental accruals	—	200	763	1,989	—	2,952
Foreign exchange loss (gain)	(3,982)	4,244	(4,176)	3,850	(108)	3,810
Ramp-up and suspension costs	12,297	23,814	21,025	16,323	11,336	72,498
Loss (gain) on disposition of properties, plants, equipment and mineral interests	69	1,043	(119)	(75)	—	849
Inventory adjustments	7,671	4,487	8,814	2,997	4,521	20,819
Monetization of zinc hedges	(1,977)	(3,753)	(5,582)	5,467	(579)	(4,447)

Adjusted income (loss) applicable to common stockholders	$6,506	$(27,667)	$(3,495)	$15,134	$6,585	$(9,443)

Weighted average shares - basic	616,199	610,547	607,896	604,088	600,075	605,668
Basic adjusted net income (loss) per common stock (in cents)	0.01	(0.04)	(0.01)	0.03	0.01	(0.02)

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended
	March 31, 2024	December 31, 2023
Cash provided by operating activities	$17,080	$884
Less: Additions to properties, plants equipment and mineral interests	$(47,589)	$(62,622)

Free cash flow	$(30,509)	$(61,738)

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Three Months Ended March 31,	Years Ended December 31,
		2024	2023	2022	2021	2020
Cash provided by operating activities	$906,549	$55,818	$214,883	$188,434	$271,309	$176,105
Exploration	$18,877	$551	$7,815	$5,920	$4,591	$-
Less: Additions to properties, plants equipment and mineral interests	$(319,813)	$(23,815)	$(108,879)	$(87,890)	$(53,768)	$(45,461)

Free cash flow	$605,613	$32,554	$113,819	$106,464	$222,132	$130,644